Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
AFP Imaging Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated October 11, 2007, on the consolidated financial statements and schedule of AFP Imaging Corporation as of June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007 included in AFP Imaging Corporation’s June 30, 2007 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption ‘‘Experts’’ in such Registration Statement.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 11, 2007